NOTE: Transmitted on Prime Zone on April 18, 2006 at 3:30 a.m. PDT.

HERITAGE OAKS BANCORP’S EARNINGS INCREASE 13% IN FIRST QUARTER

Paso Robles, CA - April 18, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), the parent company of Heritage Oaks Bank, today reported that an expanding net interest margin and increased loan and deposit volumes contributed to outstanding first quarter profits. For the first quarter of 2006, net income increased 13% to $1.6 million, or $0.24 per diluted share, compared to $1.4 million, or $0.22 per diluted share in the first quarter of 2005.

“We launched 2006 with excellent first quarter profits, fueled by strong loan and core deposit growth and continued outstanding asset quality,” said Lawrence P. Ward, president and CEO. “Our measures of efficiency were steady in the first quarter compared to the year ago despite higher expenses related to initiatives designed to improve future profitability through enhanced customer relationship management, service delivery and branding. Continued strong operating profits have also resulted in higher levels of capital, which moderated returns on equity in contrast to the higher return on assets ratio.”

First Quarter 2006 Year-Over-Year Operating Highlights:

•	Net interest margin improved 35 basis points to 5.90%.
•	Net income increased 13% to $1.6 million.
•	Revenues increased 11% to $7.7 million.
•	Efficiency ratio for the quarter was 65.0%
•	Pre-tax income rose 13% to $5.0 million.
•	Return on average equity was 13.9% and return on average assets was 1.33%.
•	Deposits increased 7% to $422 million.
•	Net loans increased 11% to $373 million.
•	Asset quality remained strong, non-performing loans were just 0.01% of total loans.

“As compared to the fourth quarter of 2005 Heritage Oaks saw a slightly decreasing net interest margin attributable to increasing deposit costs from a “catch-up’ effect in deposit rates as well as changes in the Company’s deposit mix,” stated Ward. “This development, combined with higher costs related to new marketing initiatives, fewer days in the first quarter as compared to the fourth quarter and seasonal variations resulted in the decrease in net income and EPS for the sequential quarters.”

Operating Results

Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 11% to $7.7 million in the first quarter from $6.9 million in the same quarter of 2005. In the first quarter, net interest income increased 12% to $6.5 million, from $5.8 million a year ago. Interest and fees on loans increased 22% to $7.5 million in the first quarter, compared to $6.1 million in the first quarter last year, primarily due to Heritage Oak’s increased loan portfolio. Non-interest income increased 7.5% to $1.2 million in the first quarter of 2006 compared to $1.1 million for the same period in 2005, primarily due to the increased volume of deposit balances and transactions.

First quarter net interest margin was 5.90%, a 35 basis point improvement from 5.55% in the first quarter a year ago, and a slight contraction from net interest margin of 6.06% in the fourth quarter of 2005. “Our focus of adding high quality, higher-yielding credits funded by low-cost deposits has helped us to lower interest rate risk and expand our net interest margin from year ago levels,” said Ward. “We are well positioned to take advantage of continued rising, or stable, short-term interest rates.”

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HEOP first quarter earnings increase 13%
April 18, 2006

In the first quarter, non-interest expenses increased to $4.9 million, compared to $4.4 million in the first quarter a year ago. The increase was primarily a result of increased expenses related to the development of the new relationship management program, coupled with a new branding initiative which was kicked-off late in the third quarter of 2005. “We expect these initiatives to improve our service delivery, image and profitability in future quarters,” stated Ward. “Salaries and employee benefits related to these initiatives have contributed to the increase as well.” Heritage Oaks Bancorp invested considerable human and capital resources in these new efforts during the first quarter of 2006 and expects to continue to invest in the initiative in future quarters with the expectation of returns on these investments adding to shareholder value in the near-term.

Salaries and employee benefits expense increases also included stock options expense related to the adoption of SFAS 123R, restricted stock awards expenses and higher group health insurance costs as compared to previous quarters.

As a result of the fluctuations in net interest margin and expense increases, the efficiency ratio was 65.02% for the first quarter compared to 64.14 % for the first quarter of 2005 and 60.65% in the fourth quarter of 2005. The efficiency ratio measures non-interest expenses as a percent of revenues.

Return on average assets was 1.33% for the first quarter of 2006 compared to 1.24% in the first quarter a year ago. The Company also generated a return on average equity of 13.9% for the first quarter of 2006 compared to 14.7% during the same period of 2005. The decline was a result of higher capital balances as a percentage of assets for the quarter as compared to the year-ago period.

Balance Sheet

Net loans grew 11% to $373.2 million compared to $337.7 million a year ago. “During the quarter, loan volumes increased as a result of our aggressive efforts to retain existing clientele and compete vigorously for new business,” said Ward. “For the linked quarter, loans were up $10.6 million or 11.6%, annualized, as a result of these efforts.”

Total assets increased 4% to $492.5 million as of March 31, 2006, compared to $472.1 million a year earlier. Total deposits grew 8% to $421.7 million compared to $392.4 million at March 31, 2005. “With 37% of our deposits in non-interest bearing accounts, and an additional 41% of deposits in savings, money market and NOW accounts, 78% of our deposits are no or low-cost, providing us with a very efficient funding source for our loan growth” Ward added.

Asset quality remains strong with only $51,000 of non-performing loans, or 0.01% of net loans at March 31, 2006. The allowance for loan losses was $4.0 million, or 1.06% of net loans held for investment at quarter-end compared to $3.4 million or 1.00% of net loans outstanding at the end of the first quarter of 2005.

Shareholders’ equity increased by 21% to $46.7 million at quarter-end compared to $38.7 million at the end of the first quarter last year. Book value per share was $7.38 at March 31, 2006, compared to $6.29 per share a year earlier. Tangible book value per share was $6.40 at the end of the quarter compared to $5.19 a year earlier.

Heritage Oaks’ capital position has strengthened over the past year as illustrated by the Company’s tier one leverage ratio, which has increased to 10.23%, from 8.77% a year ago. The ratio of equity to assets increased 129 basis points to 9.49% from 8.20% to in the one year period ended March 31, 2006. “Although we are currently retaining higher levels of capital than necessary within the business, we are carefully considering alternative solutions that will optimize returns to shareholders while continuing to provide strategic flexibility in a dynamic business environment,” noted Ward.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

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HEOP first quarter earnings increase 13%
April 18, 2006

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Banks operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.

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HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(Unaudited)

	For the Three Months Ended,
	March 31,	December 31,	March 31,
	2006	2005	2005
Interest and fees on loans	$7,489	$7,605	$6,122
Investment securities	489	515	553
Federal funds sold	226	227	70
Time certificates of deposit	2	2	3
Total interest income	8,206	8,349	6,748
Now, MMDA and Savings	620	574	251
Time deposits of $100 or more	138	137	82
Other time deposits	694	515	231
Other borrowed funds	307	336	421
Total interest expense	1,759	1,562	985
Net interest income before provision	6,447	6,787	5,763
Provision for loan losses	120	180	180
Net interest income after Provision	6,327	6,607	5,583
Service charges on deposit accounts	568	605	539
Gain of Sale of SBA loans	19	-	34
Other income	631	617	559
Total Non-interest Income	1,218	1,222	1,132
Salaries and employee benefits	2,783	2,558	2,248
Occupancy and equipment	603	638	612
Other expenses	1,599	1,661	1,563
Total Noninterest Expense	4,984	4,857	4,423
Income before provision for income taxes	2,561	2,972	2,292
Provision for applicable income taxes	955	1,163	875
Net Income	$1,606	$1,809	$1,417
Earnings per share:
Basic	$0.26	$0.29	$0.23
Diluted	$0.24	$0.27	$0.22

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HEOP first quarter earnings increase 13%
April 18, 2006

HERITAGE OAKS BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005
Assets
Cash and due from banks	$17,398	$18,279	$12,533
Federal funds sold	20,475	26,280	31,420
Total Cash and Cash Equivalents	37,873	44,559	43,953
Interest-bearing deposits in other financial institutions	318	298	498
Investment securities, available-for-sale	43,847	44,402	53,097
FHLB Stock	1,907	1,885	1,810
Loans held for sale	2,994	3,392	5,541
Loans, net	373,189	362,635	337,693
Property premises and equipment, net	13,055	11,905	10,412
Net deferred tax asset	2,352	2,358	2,140
Cash surrender value of life insurance	7,777	7,706	7,491
Goodwill	4,865	4,865	4,865
Intangible assets	1,373	1,448	1,878
Other assets	2,901	3,048	2,694
Total Assets	$492,451	$488,501	$472,071

Liabilities and Stockholders' Equity
Deposits
Demand non-interest bearing	$156,406	$164,014	$168,598
Savings, NOW and money market deposits	173,421	170,106	162,767
Time deposits of $100 or more	17,229	17,414	15,035
Time deposits under $100	74,663	66,263	46,041
Total Deposits	421,719	417,797	392,441
FHLB advances and other borrowings	10,000	10,000	28,500
Securities sold under agreement to repurchase	1,954	3,847	732
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	3,801	3,764	3,451
Total Liabilities	445,722	443,656	433,372

Common Stock	29,521	29,255	28,352
Retained earnings	17,354	15,748	10,533
Accumulated other comprehensive income	(146)	(158)	(186)
Total Stockholders' Equity	46,729	44,845	38,699
Total Liabilities and Stockholders' Equity	$492,451	$488,501	$472,071

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HEOP first quarter earnings increase 13%
April 18, 2006

HERITAGE OAKS BANCORP
OTHER FINANCIAL DATA
(in thousands except per share data)
(Unaudited)

	As of or for the Three Month Period Ended,
	March 31,	December 31,	March 31,
	2006	2005	2005
PER SHARE DATA
Basic Earnings per Share	$0.26	$0.29	$0.23
Diluted Earnings per Share	$0.24	$0.27	$0.22
Weighted Average Shares Outstanding	6,283,890	6,223,500	6,080,805
Weighted Average Diluted Shares	6,643,432	6,592,000	6,458,433
Book Value per Share (EOP)	$7.38	$7.20	$6.29
Tangible Book Value per Share (EOP)	$6.40	$6.18	$5.19
Common Shares Outstanding (EOP)	6,330,523	6,231,982	6,154,481

KEY FINANCIAL RATIOS
Return on Average Equity	13.92%	16.38%	14.74%
Return on Average Assets	1.33%	1.47%	1.24%
Net Interest Margin	5.90%	6.06%	5.55%
Efficiency Ratio	65.02%	60.65%	64.14%

AVERAGE BALANCES
Average Assets	$481,648	$492,304	$457,893
Average Earning Assets	$436,935	$447,805	$415,672
Average Loans	$370,083	$376,095	$344,499
Average Deposits	$410,536	$418,619	$371,114
Average Equity	$46,134	$44,139	$38,460

CREDIT QUALITY DATA
Loan loss allowance	$4,005	$3,881	$3,395
Non-Accruing Loans	$52	$53	$472
Over 90 Days PD and Still Accruing	-	-	-
Other Real Estate Owned	-	-	-
Total Non-Performing Assets	$52	$53	$472

Non-Performing Loans to Net Loans	0.01%	0.01%	0.14%
Non-Performing Assets to Total Assets	0.01%	0.01%	0.10%
Allowance for Loan Losses to Loans	1.06%	1.06%	1.00%

CAPITAL RATIOS
Leverage Ratio	10.23%	9.61%	8.77%
Tier I Risk-Based Capital Ratio	11.20%	10.98%	10.10%
Total Risk-Based Capital Ratio	12.16%	11.93%	11.00%

OTHER PERIOD-END RATIOS
Shareholders' Equity / Total Assets	9.49%	9.18%	8.20%
Net Loans / Deposits	89.20%	88.54%	88.33%
Non-Interest Bearing Deposits / Total Deposits	37.09%	39.26%	42.96%

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NOTE: Transmitted on Prime Zone on April 18, 2006 at 3:30 a.m. PDT.